EX-99.(e)

DISTRIBUTION AGREEMENT

This Distribution Agreement is made and entered into as of May 18, 2021 (the “Agreement”) by and between DGI Investment Trust, a collective investment trust organized under Puerto Rico law (the “Trust”), on behalf of DGI Balanced Fund, a series or separately managed pool of assets of the Trust (the “Fund”), and Oriental Financial Services LLC, a Puerto Rico limited liability company, as distributor of shares of beneficial interest in the Fund (the “Distributor”).
WITNESSETH:
WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Fund is currently the only series of the Trust and its assets and liabilities are separate and distinct from any other series of the Trust;
WHEREAS, the Fund is classified and operates as a diversified fund under the 1940 Act;
WHEREAS, the Fund will offer shares of beneficial interest (the “Shares”) as described in the Fund’s Prospectus (the “Prospectus”), including the statement of additional information, as amended or supplemented from time to time;
WHEREAS, the Trust desires to retain the Distributor as the principal distributor in connection with the offering and sale of the Shares and for any future classes of Shares under the terms and conditions as the Trust’s Board of Trustees (the “Board”) may establish; and
WHEREAS, the Distributor is willing to act as principal distributor of the Shares on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1. Appointment. The Trust hereby appoints the Distributor as the Fund’s agent to be principal distributor to sell and to arrange for the sale of the Shares on the terms and for the period set forth in this Agreement. The Distributor hereby accepts such appointment and agrees to act hereunder.
2. Services and Duties of the Distributor.
(a) The Distributor agrees to sell the Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Fund and upon the terms described in the Prospectus.
(b) Upon the later of the date of this Agreement or the initial offering of the Shares to the public, the Distributor will hold itself available to receive purchase orders, satisfactory to the Distributor, and will accept such orders on behalf of the Fund as of the time of receipt of such orders and promptly transmit such orders as accepted to the Fund’s transfer agent. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

(c) The offering price of the Shares shall be the net asset value per Share as next determined by the Fund following receipt of an order at the Distributor’s office plus the applicable initial sales charge (if any) computed as set forth in the Prospectus. The Fund shall promptly furnish the Distributor with a statement of each computation of net asset value.
(d) The Distributor shall not be obligated to sell any certain number of the Shares.
(e) To facilitate redemption of the Shares by Shareholders, the Distributor is authorized but not required on behalf of the Fund to repurchase the Shares presented to it by Shareholders at the price determined in accordance with, and in the manner set forth in, the Prospectus. Such price shall reflect the subtraction of the applicable contingent deferred sales charge (if any) or redemption fee (if any) computed in accordance with and in the manner set forth in the Prospectus.
(f) Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Trust any comments provided by regulators with respect to such materials.
(g) The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.
(h) The Distributor represents that it has established a written anti-money laundering compliance program pursuant to the provisions of Rule 3310 of the Financial Industry Regulatory Authority (“FINRA”) and that the Distributor has established appropriate customer identification methods which are in compliance with Section 326 of the USA Patriot Act of 2001 and the regulations issued thereunder by the U.S. Department of the Treasury. In addition, the Distributor agrees to provide the Fund with any information which may be necessary for the Fund to comply with any of its obligations under the Bank Secrecy Act, as amended, or any other anti-money laundering law which may apply to the Fund.
(i) The Distributor acknowledges and agrees that it, and/or any recordkeeping agent or other agent appointed by it, must act as a withholding agent under Section 1023.06 of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), and the regulations promulgated thereunder, or any successor statutory or regulatory provisions, with respect to dividends in Shares held by the Distributor or its clearing agent in “street name” or as custodial agent; provided, however, that with respect to any Shares are held by Oriental Bank, as trustee (the “Trustee”) of Puerto Rico Diversified Tax Managed Total Return IRA Trust, the Trustee shall act at the withholding agent in connection therewith.
(j) In order to ensure that the withholding tax obligations with respect to non-Puerto Rico Residents (if any) under Sections 1062.08 and 1062.11 of the PR Code are satisfied, the Distributor shall deliver (or cause the Trustee to deliver) to Ultimus Fund Solutions, LLC, an

Ohio limited liability company, as administrator of the Fund, a statement in the form of Exhibit A hereof.
(k) The Distributor represents and warrants that: (i) it is a member in good standing of FINRA and agrees to abide by the FINRA Conduct Rules; (ii) it is registered as a broker-dealer with the SEC; (iii) it will maintain any filings and licenses required by Puerto Rico, federal and state laws to conduct the business contemplated under this Agreement; and (iv) it will comply with all Puerto Rico, federal and state laws and regulations applicable to the offer and sale of the Shares.
(l) The Distributor shall not (i) furnish any information or make any representations concerning the Shares other than those contained in the Prospectus or in sales literature or advertising that has been prepared or approved by the Trust on behalf of the Fund, or (ii) permit any customer to engage in short-term trading in Shares.
3. Services Not Exclusive. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, employee or agent of the Distributor, who may also be a director, officer, employee or agent of the Fund, to engage in any other business or to devote his, her or its time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature.
4. Compensation and Reimbursement of Distribution Expenses. As compensation for providing services under this Agreement:
(a) The Distributor is authorized to collect the gross proceeds derived from the sale of the Shares, and to remit the net asset value thereof to the Fund upon receipt of the proceeds. The Distributor shall retain the initial sales charge (if any) on purchases of the Shares.
(b) The Distributor shall receive all contingent deferred sales charges (if any) (but not any redemption fees) applied on redemption of the Shares. Whether and at what rate a contingent deferred sales charge (if any) will be imposed with respect to a redemption shall be determined in accordance with, and in the manner set forth, in the Prospectus.
(c) The Distributor shall not receive any compensation from the Fund for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation or reimbursement of expenses from Oriental Trust, a separately identifiable division of Oriental Bank (the “Adviser”), related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.
5.	Duties of the Fund.
(a) The Fund reserves the right at any time to withdraw its offering of the Shares by written notice to the Distributor at its principal office.

(b) The Fund shall keep the Distributor fully informed of its affairs and shall  make available to the Distributor copies of all information, financial statements, and other papers which the Distributor may reasonably request for use in connection with the distribution of the Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies of the most current Prospectus and annual and interim reports as the Distributor may request, and the Fund shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of Shares and in the performance of the Distributor under this Agreement.
(c) The Trust on behalf of the Fund shall comply with applicable notice filing requirements under the securities laws of the Commonwealth of Puerto Rico (“Puerto Rico”) and any other applicable U.S. jurisdictions in connection with the offering of the Shares for sale in such jurisdictions; provided, however, that the Trust shall not be required to amend its Deed of Constitution of Trust or organizational documents to comply with the laws of such other jurisdictions, to maintain an office in any other jurisdiction, to change the terms of the offering of the Shares from the terms set forth in its Prospectus, to qualify as a foreign corporation in any jurisdiction, or to consent to service of process in any other jurisdiction other than with respect to claims arising out of the offering of the Shares.  The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such notice filings.
6. Expenses of the Fund.  The Fund shall assume expenses related to communications with Shareholders, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing and printing of a Prospectus and/or Prospectus supplements required for filing under federal, state or Puerto Rico laws; (iii) the preparation and mailing of annual and interim reports, Prospectuses, Prospectus supplements (if any), and proxy materials to existing Shareholders; and (iv) the notice filings under applicable securities laws in connection with the Fund or the Shares.
7. Expenses of the Distributor.  The Distributor shall bear all costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Fund; (ii) any expenses of advertising incurred by the Distributor in connection with such offering (it being understood that the Distributor is under no obligation to incur in any advertising expenses); (iii) the expenses of registration or qualification of the Distributor as a broker or dealer under federal, state, or Puerto Rico laws and the expenses of continuing such registration or qualification; and (iv) all compensation paid to the Distributor’s employees and others for selling the Shares, and all expenses of the Distributor, its employees and others who engage in or support the sale of the Shares as may be incurred in connection with their sales efforts.
8. Indemnification.
(a) The Fund agrees to indemnify, defend and hold the Distributor, its directors, officers, employees and agents, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), as though applicable, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors or any such controlling person may incur under the 1933 Act, the 1940 Act, or under Puerto Rico law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Prospectus, other than any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished in writing by the Distributor to the Fund for use in the Prospectus; provided, however, that this indemnity agreement shall not inure to the benefit of any person who is also an officer, director or trustee of the Trust or the Fund or who controls the Trust or the Fund within the meaning of Section 15 of the 1933 Act, as though applicable, unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act or the 1940 Act, as though applicable; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust, the Fund or the Shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.  The Fund shall not be liable to the Distributor under this indemnity agreement with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other such person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent).  However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of this indemnity agreement.  The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement.  If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld.  In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants, provided that the indemnified defendants acted without willful misfeasance, bad faith or gross negligence.  The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against the Fund or any of its directors, officers or trustees in connection with the issuance or sale of any of the Shares.

(b) The Distributor agrees to indemnify, defend, and hold the Fund, its directors, officers and trustees and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, as though applicable, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands, or liabilities and any counsel fees incurred in connection therewith) which the Fund or its directors, officers or trustees, or any such controlling person may incur under the 1933 Act, the 1940 Act or under Puerto Rico law or otherwise arising out of (i) a breach of the Distributor’s representations or obligations under Sections 2(j) and 2(k) hereof, or (ii) based upon any alleged untrue statement of a material fact contained in any information furnished in writing by the Distributor to the Fund for use in the Prospectus, arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Prospectus necessary to make such information not misleading, or arising out of any supplemental sales literature or advertising used by the Distributor in connection with its duties under this Agreement.  The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld, delayed or conditioned.  In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the indemnified defendants acted without willful misfeasance, bad faith or gross negligence.

(c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this section is applicable in accordance with its terms but for any reason is held to be unavailable from the Fund or the Distributor, the Fund and the Distributor will contribute to the total losses, claims, damages, and liabilities (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action or any claims asserted, but after deducting any contribution received by the Fund from any persons other than the Distributor) to which the Fund and the Distributor may be subject in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other hand from the offering of the Shares, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other hand in connection with the statements or omissions or alleged statements or omissions that resulted in the losses, claims, damages or liabilities, joint or several (including any investigation, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), for which contribution is sought.  The relative benefits received by the Fund on the one hand and the Distributor on the other hand shall be deemed to be in the same proportion as that which the total proceeds from the offering (before deducting expenses) received by the Fund bear to the total selling commissions, if any, received by the Distributor.  The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund, its investment adviser or the Distributor, the parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations appropriate in the circumstances.  Notwithstanding any other provisions of this section, (1) the Distributor will not be responsible for any amount in excess of the selling commission (if any) applicable to the Shares sold by the Distributor, (2) no person found guilty of fraudulent misrepresentation (within the meaning of the applicable laws of the United States or Puerto Rico) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (3) the Fund will not be responsible for any amount resulting from the Distributor’s breach of its obligation as set forth under Section 2(a) hereof.  For purposes of this section, any person who controls a party to this Agreement within the meaning of the 1933 Act, as though applicable, will have the same rights to contribution as that party and directors, officers, employees, and agents of such.  Any party entitled to contribution will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this section, notify such party or parties from whom contribution may be sought, but the omission so to notify will not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have otherwise than under this section.  No party will be liable for contributions with respect to any action or claim settled without its written consent.

9. Limitation of Liability of the Directors and Shareholders of the Fund.  The Board, the Trust and the Shareholders shall not be liable for any obligations of the Fund under this Agreement, and the Distributor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such right or claims, and not to the Board, the Trust or the Shareholders.

10. Services Provided to the Fund by Employees of the Distributor.  Any person, even though also an officer, director, employee or agent of the Distributor, who may be or becomes an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of the Distributor even though paid by the Distributor.

11. Duration and Termination.

(a) This Agreement shall become effective upon the date hereabove written, provided that this Agreement shall not take effect unless such action has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two (2) years from the above written date.  Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve (12) months each, provided that such continuance is specifically approved at least annually in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty, by vote of the Board, by vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), or by vote of a “majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act) on sixty (60) days’ written notice to the Distributor or by the Distributor, at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Fund.  This Agreement will automatically terminate in the event of its assignment except that the rights and obligations hereunder may be transferred to another person if all of the following conditions are met: (i) the transferee is a person directly or indirectly controlling, controlled by, or under common control with the Distributor (an “Affiliate”), (ii) in the opinion of counsel to the Fund, such transfer would not constitute an assignment within the meaning of the provisions of the 1940 Act, and (ii) the Board must have received at least thirty (30) days’ prior notice of such transfer.

(d) Termination of this Agreement shall in no way affect the continued validity of this Agreement or the performance thereunder.

12. Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. As applicable, any such amendment must be approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

13. Governing Law.  This Agreement shall be construed in accordance with the laws of Puerto Rico, without regard to conflicts of law principles that would result in the application of the laws of any other jurisdiction.  To the extent that the applicable laws of Puerto Rico conflict with the applicable provisions of the federal securities laws, the latter shall control.

14. Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

15. Miscellaneous.  The caption in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and the parties hereto shall endeavor in good faith negotiations to replace the invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the invalid or unenforceable provision(s).  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which taken together shall be a single agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers designated as of the date first above written.

DGI INVESTMENT TRUST, on behalf of DGI Balanced Fund	ORIENTAL FINANCIAL SERVICES LLC, as Distributor
By: /s/ Hugh González Robison Name: Hugh González Robison Title: General Counsel of DGI Investment Trust	By: /s/ Sean Miles Name: Sean Miles Title: President of Oriental Financial Services LLC

4827-8022-0645

Exhibit A
Certification
The undersigned hereby certifies to DGI Balanced Fund (the “Fund”) that the dividends distributed by the Fund on Shares held by the undersigned in “street name,” or as custodial agent, either (i) are exempt from withholding under Section 1062.08 and 1062.11 of the Puerto Rico Internal Revenue Code of 2011, as amended, inasmuch as all of the beneficial owners of such Shares are residents of Puerto Rico for Puerto Rico income tax purposes, or (ii) are not exempt, in which case the undersigned shall notify the Fund, in order that the Fund may make the applicable withholding.
In San Juan, Puerto Rico, this 18th day of May 2021.
Oriental Financial Services LLC By: /s/ Sean Miles Name: Sean Miles Title: President of Oriental Financial Services LLC